NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 20, 2013

Pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder, NYSE MKT LLC (the “Exchange”), has determined to strike from listing and registration on the Exchange the following:

China Botanic Pharmaceutical Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-34808

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1101of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from listing, a company that fails to comply with applicable SEC requirements with respect to the filing of reports and other documents through the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system.

1.

The common stock of China Botanic Pharmaceutical Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has not filed its Form 10-K for the period ended October 31, 2012.

(b)

The Company has not filed its Form 10-Q for the period ended January 31, 2013.

(c)

The Company has not filed its Form 10-Q for the period ended April 30, 2013.

1.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On January 31, 2013, the Company was notified by the Exchange that based upon a review of publicly available information as well as information provided by the Company, CBP was not in compliance with Sections 134 and 1101 of the Company Guide in that it failed to timely file its Form 10-K for the period ended October 31, 2012.  In accordance with Section 1009 of the Company Guide, CBP was given the opportunity to submit a business plan outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On February 14, 2013, CBP submitted its plan to regain compliance to the Exchange (the “Plan”).

(c)

On March 1, 2013, the Exchange notified the Company that it had accepted the Plan and granted the Company until May 1, 2013 to regain compliance with Sections 134 and 1101 of the Company Guide.

(d)

On March 27, 2013, the Company was notified by the Exchange that, following a review of its Form NT 10-Q and subsequent discussions with the Company, CBP was not in compliance with Sections 134 and 1101 of the Company Guide in that failed to timely file its Form 10-Q for the period ended January 31, 2013.  Given the Company addressed its Form 10-Q in its Plan, CBP was not required to submit a new plan, but was afforded the opportunity to submit additional documentation to supplement its current plan no later than April 10, 2013.

(e)

CBP did not provide a supplement to its Plan.

(f)

On April 12, 2013, the Company submitted a new plan requesting an extended deadline of June 15, 2013.

(g)

On April 24, 2013, the Company submitted a second a request for an extended deadline of July 15, 2013.

(h)

On May 2, 2013, the Company was notified that the Exchange had rejected its request for a plan period extension and determined to initiate immediate delisting proceedings against the Company because it had not made progress consistent with its Plan and it failed to submit a compliance plan which demonstrated a reasonable ability to regain compliance with Sections 134 and 1101 of the Company Guide by the requested date of July 15, 2013 (the “Staff Determination”).  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by May 9, 2013.

(i)

The Company appealed the Staff Determination to the Panel within the requisite time period and a hearing was set for June 28, 2013.  CBP was notified that its written submission was due by May 31, 2013.  The Exchange was notified that its written submission was due by June 21, 2013.

(j)

On June 6, 2013, CBP notified the Exchange of its decision to withdraw its appeal of the Staff Determination.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

1.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

2.

The Exchange official whose signature is set forth below is duly authorized to file this application.

3.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s common stock from listing and/or registration by issuing a press release and posting notice on www.nyx.com.  Further, a copy of this application has been forwarded to Mr. David Dong, Chief Financial Officer of China Botanic Pharmaceutical Inc., at the Company’s last known business address.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC